EXHIBIT 99.1
Syntax-Brillian Announces Asset Purchase Agreement,
Files Voluntary Petition for Chapter 11 Reorganization to Facilitate Sale
Transaction Designed to Strengthen the Supply Chain for the Olevia Brand
Vivitar Excluded From Syntax-Brillian’s Chapter 11 Filing; Continues to Conduct
Business as Usual
Syntax-Brillian to delist from NASDAQ
Announces Additional Management and Board Changes
TEMPE, Ariz. — July 8, 2008 — Syntax-Brillian Corporation (Nasdaq: BRLC), a leading manufacturer and marketer of LCD HDTVs, digital cameras and consumer electronics products, today announced that, pending court approval, it has entered into an asset purchase agreement to sell certain of its assets to a newly-created company, Olevia International Group, LLC, which is under common ownership with TCV Group. TCV Group is one of Syntax-Brillian’s original partners for industrial and mechanical design and it provides the plastic injection molded parts for the Olevia branded high-definition widescreen LCD televisions. Under the terms of the transaction, in exchange for the purchased assets, Olevia International Group has agreed to assume $60.0 million of Syntax-Brillian’s secured debt.
Concurrent with this announcement, Syntax-Brillian filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware. The Company filed a motion pursuant to Section 363(f) of the Bankruptcy Code to seek Bankruptcy Court approval for the sale. The proposed sale is subject to higher and better offers, bankruptcy court approval and other conditions customary in a transaction of this type. The Company anticipates closing this transaction by August 31, 2008.
“Following a careful review of all of our alternatives, Syntax-Brillian’s management and Board of Directors — working in close consultation with outside legal and financial advisors — unanimously determined that a sale, expedited through the Chapter 11 process, represents the best long-term solution for our retail partners, suppliers, employees and consumers,” said Gregory F. Rayburn, Interim Chief Executive Officer at Syntax-Brillian. “This process will allow us to operate business as usual, even as we address liquidity and leverage issues experienced in the past year. It will allow us to honor our commitments to our retail partners, suppliers, employees and consumers, continue to advance initiatives that improve and develop our product lines, and better position us to capitalize on the demand for our products going forward.”
“We believe the proposed transaction would enable us to stabilize our business and execute on our growth prospects,” Mr. Rayburn continued. “Moreover, we believe the purchaser would gain a competitive advantage by being the first in the LCD TV industry to unite design, sourcing, manufacturing and delivery of HDTV products under common ownership.”
www.syntaxbrillian.com

The Chapter 11 filing includes all of Syntax-Brillian’s subsidiaries with the exception of Vivitar, the Company’s brand of digital still and video cameras. Syntax-Brillian has initiated a process for the sale of Vivitar, which will occur separately from the Chapter 11 filing announced today. In the interim, Vivitar continues to conduct business as usual.
Syntax-Brillian intends to continue normal business operations at all of its facilities, consistent with its obligations as a Chapter 11 debtor-in-possession (DIP) under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code. The Company is currently in negotiations with lenders to secure DIP financing, which will provide the working capital and financial resources necessary to fund the transition to new ownership.
The Company is seeking, and expects to receive, approval for a variety of first day motions, including requests to make wage and salary payments, honor existing employee benefits, continue certain customer programs and pay suppliers for goods and services delivered after July 8, 2008.
NASDAQ Delisting Expected
The Company also announced today that on July 1, 2008, it received a letter from the Nasdaq Stock Market notifying the Company that for the last 30 consecutive trading days its common stock has closed below the minimum $1.00 per share requirement for continued inclusion under marketplace rule 4450(a)(5). Syntax-Brillian has been provided 180 calendar days, or until December 29, 2008, to regain compliance.
Due to filing a voluntary petition for relief under chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court, the Company does not intend to attempt to regain compliance with this marketplace rule and expects that its common stock will be delisted from the Nasdaq Global Market within the next 10 days.
Syntax-Brillian expects that shares of its common stock will have no value as a result of the reorganization and subsequent transaction.
Management and Board Changes
The Company also announced today the resignation of several directors. Effective June 30, 2008, Vincent F. Sollitto, Jr, James Ching Hua Li, Bruce Berkoff, David Chavoustie, Yasushi Chikagami, and Max Fang, resigned as directors of the Company. Following these resignations, Michael Garnreiter constitutes the sole member of the Board of Directors. Furthermore, on July 2, 2008, the Board of Directors terminated James Ching Hua Li as President and Chief Executive Officer. Gregory F. Rayburn remains Interim Chief Executive Officer of the Company.
About TCV Group:
TCV Group is one of Syntax-Brillian’s original partners for industrial and mechanical design and provides plastic injection molded parts for Olevia branded high-definition widescreen LCD televisions. It is currently one of the OEM/ODM partners for Syntax-Brillian, manufacturing LCD televisions using its own vertical integrated facilities within TCV Group and its strategic partners in the LCD TV industry.
www.syntaxbrillian.com

About Syntax-Brillian:
Syntax-Brillian Corporation (www.syntaxbrillian.com) is one of the world’s leading manufacturers and marketers of LCD HDTVs, digital cameras, and consumer electronics products. The Company’s lead products include its Olevia(TM) brand (www.Olevia.com) high-definition widescreen LCD televisions — one of the fastest growing global TV brands — and Vivitar brand (www.vivitar.com) digital still and video cameras. Syntax-Brillian has built an Asian supply chain coupled with an international manufacturing and distribution network to support worldwide retail sales channels and position the Company as a market leader in consumer digital entertainment products.
Forward-looking Statements:
Certain statements contained in this press release may be deemed to be forward-looking statements under federal securities laws, and Syntax-Brillian intends that such forward-looking statements be subject to the safe harbor created thereby. Syntax-Brillian cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements contained herein. Such factors include changes in markets for the Company’s products; changes in the market for customers’ products; the failure of the Company’s products to deliver commercially acceptable performance; the ability of the Company’s management, individually or collectively, to guide the Company in a successful manner; and other risks detailed in Syntax-Brillian’s Annual Report on Form 10-K for the fiscal year ended June 30, 2007 and subsequent filings with the Securities and Exchange Commission.
Brillian and Vivitar are trademarks or registered trademarks of Syntax-Brillian Corporation. All other trademarks are the property of their respective owners.
Contact:
FD for Syntax-Brillian Corporation
Kal Goldberg
Hannah Sloane
(212) 850-5600
Sarah Brown
(415) 293-4428
www.syntaxbrillian.com